Exhibit 2.2

IMPLEMENTATION AGREEMENT

by and among

UTZ BRANDS, INC.,

UTZ BRANDS HOLDINGS, LLC,

IDAHO USA, INC.,

INTERSNACK GROUP GMBH & CO. KG,

SERIES U OF UM PARTNERS, LLC

AND

SERIES R OF UM PARTNERS, LLC

Dated as of July 20, 2026

SCHEDULES

Schedule A	Ownership
Schedule B	Additional Agreements

IMPLEMENTATION AGREEMENT

THIS IMPLEMENTATION AGREEMENT (this “Agreement”), is made as of July 20, 2026, by and among Utz Brands, Inc., a Delaware corporation (the “Company”), Intersnack Group GmbH & Co. KG, a German limited partnership (Kommanditgesellschaft) (“Parent”), Utz Brands Holdings, LLC, a Delaware limited liability company (“Company LLC”), Idaho USA, Inc., a Delaware corporation (“Acquiror” and, together with Parent, the “Acquiror Parties”), Series U of UM Partners, LLC, a series of a Delaware limited liability company (“Series U”), and Series R of UM Partners, LLC, a series of a Delaware limited liability company (“Series R”, and, together with Series U, the “Stockholders”). The foregoing are collectively referred to herein as the “Parties” and, individually, as a “Party.” Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Acquiror, Idaho Merger Sub, Inc., a Delaware corporation and direct or indirect wholly-owned subsidiary of Acquiror (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time in accordance with its terms and this Agreement, the “Merger Agreement”), pursuant to which, among other things, upon the terms and subject to the conditions thereof, at the Effective Time, Merger Sub will merge with and into the Company with the Company surviving the merger (the “Merger”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Parent, Acquiror and certain stockholders of the Company, including the Stockholders, have entered into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things and subject to the terms thereof, such stockholders are agreeing to vote all of the Company Shares beneficially owned by them in favor of the approval and adoption of the Merger Agreement, the other Transaction Agreements and the transactions contemplated thereby, including the Merger, the TRA Payment (as defined below) and the Recapitalization, at the Company Special Meeting;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Company LLC, the Stockholders and the TRA Party Representative (as defined in the TRA Amendment (as defined below)) have entered into Amendment No. 2 to the Tax Receivable Agreement, dated as of the date hereof (the “TRA Amendment”), providing for, among other things, the termination of the Tax Receivable Agreement, dated as of August 28, 2020, by and among the Company, Company LLC, the Stockholders and the TRA Party Representative (the “Tax Receivable Agreement”), effective as of and concurrently with the closing of the Merger (the “Closing”), in exchange for the payment by wire transfer of immediately available funds by the Surviving Corporation to the Stockholders of an aggregate amount of $44,000,000 (collectively, the “TRA Payment”), with the allocation of the TRA Payment payable to Series U and to Series R set forth in the TRA Amendment;

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Company LLC and each of the Stockholders have entered into (a) Amendment No. 1 to the Third A&R Company LLC Operating Agreement of Company LLC (such Amendment No. 1, the “Amendment No. 1 to Third A&R Company Operating Agreement” and, the Third A&R Company LLC Operating Agreement, as so amended by Amendment No. 1 to Third A&R Company LLC Operating Agreement, the “Amended Company LLC Operating Agreement”), effective as of the date hereof, by and among the Company, Company LLC and the Stockholders and (b) the Fourth Amended and Restated Limited Liability Company Agreement of Company LLC, dated as of the date hereof, by and among the Company, Company LLC and the Stockholders (the “Fourth A&R Company LLC Operating Agreement”), with (i) Section 2.8 thereunder being effective immediately upon execution thereof and (ii) the remaining provisions thereunder to be effective immediately following the TRA Payment, substantially concurrently with the Closing (clause (b)(ii), the “Closing Provisions”);

WHEREAS, concurrently with the execution and delivery of this Agreement, each of the Stockholders and the Company have entered into a common unit purchase agreement (the “Purchase Agreement”), with the Purchase (as defined below) thereunder occurring substantially concurrently with the Closing and immediately following the payment of the TRA Payment and the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement, pursuant to which, among other things, Series U and Series R will pay, in the aggregate, $33,000,007.50, by wire transfer of immediately available funds, to the Surviving Corporation in exchange for the sale by the Surviving Corporation to Series U and Series R, in the aggregate, of 2,315,790 common units of Company LLC (the “Common Units”), based on a per-Common Unit price of fourteen dollars and twenty-five cents ($14.25) (collectively, the “Purchase”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and Company LLC have entered into a redemption agreement (the “Redemption Agreement” and, collectively with this Agreement, the Merger Agreement, the Voting Agreement, the TRA Amendment, Amendment No. 1 to Third A&R Company LLC Operating Agreement, the Fourth A&R Company LLC Operating Agreement and the Purchase Agreement, the “Transaction Agreements”), with the Redemption (as defined below) thereunder occurring substantially concurrently with the Closing and immediately following the Purchase, pursuant to which, among other things, Company LLC will redeem from the Surviving Corporation a number of Common Units in exchange for an aggregate amount of cash and the Redemption Promissory Note (as defined in the Redemption Agreement), if required, calculated using the same price per Common Unit as utilized to calculate the number of Common Units to be sold in the Purchase, such that, immediately following the Closing and the Recapitalization, the Surviving Corporation, on the one hand, and the Stockholders, in the aggregate, on the other hand, will each own fifty percent (50.00%) of the issued and outstanding Common Units (the “Redemption” and, together with the Purchase, the “Recapitalization”); and

WHEREAS, (i) the Parties are entering into this Agreement setting forth their intentions and obligations relating to the transactions contemplated hereby and (ii) the Stockholders are consenting to certain transactions as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE 1

DELIVERABLES; CONSUMMATION OF THE TRANSACTIONS

Section 1.1 Delivery. At or prior to the Effective Time and the filing of the Certificate of Merger, subject to the terms and conditions of the applicable Transaction Agreements, Parent shall (a) deliver, or cause to be delivered, to the Company, by wire transfer of immediately available funds to an account specified in writing by the Company, funds sufficient to make the TRA Payment and (b) cause the Opco Debt Financing (or alternative debt financing pursuant to Section 6.17 of the Merger Agreement) proceeds to be delivered to Company LLC or UQF sufficient to (i) pay the Redemption Amount (less any amount that may be required to be provided as a Redemption Promissory Note (as defined in the Redemption Agreement), if applicable) and (ii) repay any Indebtedness of Company LLC and its Subsidiaries contemplated to be repaid in connection with, or that otherwise becomes due because of, the transactions contemplated by the Transaction Agreements, and any fees and expenses required to be paid by the Company or any of its Subsidiaries at Closing in connection with the transactions contemplated by the Transaction Agreements (it being understood that if the Redemption Shortfall Amount would exceed the Redemption Note Cap at the time the Closing would otherwise occur, Parent shall not be required to effect the Closing at such time).

Section 1.2 Deliverables; Consummation of the Transactions. The Parties agree that, at the Closing, the applicable Parties shall do (or cause to be done), in accordance with (and subject to) the terms of this Agreement and the other Transaction Agreements to which each such Party is a party, all things and acts necessary for such Parties (as applicable) to effect the following transactions substantially concurrently with the Closing and in the order set forth below:

(a) the parties to the Merger Agreement shall consummate the Merger in accordance with the terms and conditions of the Merger Agreement;

(b) the Surviving Corporation shall pay (or cause to be paid) the TRA Payment to the Stockholders, in the aggregate, in accordance with the terms and conditions of the TRA Amendment;

(c) the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective;

(d) each of the Stockholders and the Surviving Corporation shall consummate the Purchase immediately following the TRA Payment and effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement, in accordance with the terms and conditions of the Purchase Agreement; and

(e) the Surviving Corporation and Company LLC shall consummate the Redemption immediately following the Purchase, in accordance with the terms and conditions of the Redemption Agreement.

The actions and transactions set forth in this Section 1.2 shall become effective substantially concurrently, in the order described herein, and each shall be contingent upon the substantially concurrent effectiveness, in the order described herein, of each other action or transaction set forth in this Section 1.2.

The Parties agree and acknowledge that (i) the consummation of the TRA Payment, the termination of the Tax Receivable Agreement and the consummation of the Recapitalization substantially concurrently with the Closing and the Closing Provisions of the Fourth A&R Company LLC Operating Agreement becoming effective substantially concurrently with the Closing as provided in Section 7.2(f) of the Merger Agreement (and subject to the terms thereof), (ii) the representations and warranties of the Stockholders set forth in (A) Section 2.1(a)(ii) and Section 2.1(a)(iii) (Organization; Authorization) being true and correct in all material respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing with respect to each Stockholder and (B) Section 2.1(c) (Ownership) being true and correct in all respects both at and as of the date of this Agreement and as of immediately prior to the Purchase as though made as of immediately prior to the Purchase with respect to each Stockholder (with such representation being deemed so true and correct if the aggregate ownership of Common Units by the Stockholders is so true and correct, irrespective of whether solely the allocation of such ownership of Common Units as between the Stockholders is not so true and correct) and (iii) Acquiror’s receipt of the Implementation Agreement Closing Certificate (as defined below) are, pursuant to Sections 7.2(f) through (h) of the Merger Agreement, conditions to the obligation of Parent, Acquiror and Merger Sub to effect the Merger, subject in each case to the terms set forth in the Merger Agreement. Notwithstanding anything in this Agreement or any other Transaction Agreement, the Acquiror Parties acknowledge and agree that (i) obtaining the Debt Financing is not a condition to the Closing or the consummation of any of the transactions contemplated by any of the Transaction Agreements and (ii) their obligations hereunder are not conditioned in any manner upon Parent or Acquiror obtaining the Debt Financing or any other financing.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Stockholders. Each of the Stockholders represents and warrants to each other Party, severally with respect to such Stockholder and not jointly, as of the date of this Agreement and as of the Closing (except with respect to Section 2.1(c), which shall be as of the date of this Agreement and as of immediately prior to the Purchase), as follows:

(a) Organization; Authorization.

(i) Such Stockholder is a series of a Delaware limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Such Stockholder has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not prevented, materially delayed or materially impaired, and would not reasonably be expected to prevent, materially delay or materially impair, individually or in the aggregate, the ability of such Stockholder to consummate the transactions contemplated by this Agreement or any of the other Transaction Agreements to which such Stockholder is a party (with respect to either Stockholder, a “Stockholder Material Adverse Effect”). Such Stockholder is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Stockholder Material Adverse Effect.

(ii) Such Stockholder has the requisite limited liability company power and authority to enter into this Agreement and the other Transaction Agreements to which such Stockholder is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which such Stockholder is a party by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary limited liability company action on the part of such Stockholder and no other limited liability company proceedings on the part of such Stockholder or vote of such Stockholder’s members are necessary to authorize the execution and delivery by such Stockholder of this Agreement, the other Transaction Agreements to which such Stockholder is a party and the consummation by such Stockholder of the transactions contemplated hereby and thereby.

(iii) This Agreement and the Transaction Agreements to which such Stockholder is a party have been duly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by each other party thereto, constitute valid and binding agreements of such Stockholder, enforceable against such Stockholder in accordance with their terms, subject to the limitations on enforceability arising from (A) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles; or (B) Laws governing specific performance, injunctive relief, and other equitable remedies (the “Bankruptcy and Equity Exception”).

(b) No Violation; No Other Approvals.

(i) The execution and delivery by such Stockholder of this Agreement and the other Transaction Agreements to which such Stockholder is a party does not, and (assuming the Series Stockholder Approvals (as defined herein) are obtained) the consummation by such Stockholder of the transactions contemplated hereby and thereby and compliance by such Stockholder with the provisions of this Agreement and the other Transaction Agreements to which it is a party will not (i) result in any violation of, or default by such Stockholder (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, ability of a third party to make an adverse modification or acceleration of any obligation of such Stockholder under, or require the consent of any other person under, or give rise by the terms thereof to the loss of a benefit of such Stockholder under any material Contract binding upon such Stockholder or by which or to which any of its properties, rights or assets are bound or subject, (ii) result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of such Stockholder, (iii) conflict with or result in any violation by such Stockholder of any provision of such Stockholder’s organizational documents or (iv) conflict with or violate any applicable Laws, except, in the case of each of clause (i), (ii) and (iv), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Stockholder Material Adverse Effect; provided that, for purposes of this Section 2.1(b)(i) (with respect to clauses (i) and (iv)), no effect shall be given to any violations, defaults, rights of termination, cancellation, first offer or first refusal, modifications, accelerations, consents or losses of benefit that arise solely as a result of the identity of, or any facts or circumstances solely relating to, Parent or any of its Affiliates. For purposes of this Agreement, “Affiliate” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership interests or other ownership interests, by Contract or otherwise. For purposes of this Agreement and any other Transaction Agreement, the Stockholders shall not be considered Affiliates of the Company or its Subsidiaries or of Parent, Acquiror, Merger Sub or any of their respective Subsidiaries, and the Company and its Subsidiaries shall not be considered Affiliates of the Stockholders or of Parent, Acquiror, Merger Sub or any of their respective Subsidiaries.

(ii) Other than in connection with or in compliance with (i) the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), (ii) the U.S. Securities Act of 1933, as amended, and the rules promulgated thereunder (the “Securities Act”) (iii) applicable state securities and “blue sky” laws, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and any other requisite clearances or approvals under any other applicable antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act (“Antitrust Laws”), and (v) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its Affiliates (collectively, the “Series Stockholder Approvals”), no authorization, consent, Order, license, permit or approval of, or registration, declaration, notice or filing with, any Governmental Entity (the “Regulatory Filing or Consents”) is necessary, under applicable Law, for the consummation by such Stockholder of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such Regulatory Filings and Consents that (A) are not required to be obtained or made prior to the Closing or (B) if not obtained or made have not had, and would not reasonably be expected to have, individually or in the aggregate, a Stockholder Material Adverse Effect.

(c) Ownership. Such Stockholder owns (beneficially and of record) those Common Units set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws or under the Amended Company LLC Operating Agreement or the Fourth A&R Company LLC Operating Agreement (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement), as applicable).

(d) Finders or Brokers. Neither such Stockholder nor any of its Affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the other Transaction Agreements who would be entitled to any fee or any commission payable by any person other than the Stockholders in connection with or upon consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization.

(e) Absence of Certain Arrangements. As of the date hereof, other than this Agreement and the other Transaction Agreements to which such Stockholder is a party, there are no Contracts or commitments to enter into any Contract between or among such Stockholder or any of its Affiliates, on the one hand, and (i) any director, officer, employee or stockholder of the Company or (ii) any of Parent, Acquiror or their respective Affiliates or directors or officers, in each case, on the other hand, relating to the Merger or the other transactions contemplated hereby or the operations of the Surviving Corporation after the Effective Time. As of the date hereof, other than this Agreement and the other Transaction Agreements, neither such Stockholder nor any of its Affiliates has entered into any Contract or commitment to enter into any Contract pursuant to which (A) any other stockholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or (B) any other stockholder of the Company agrees to vote to approve and adopt the Merger Agreement or the other Transaction Agreements or approve the Merger or agrees to vote against any Company Takeover Proposal.

(f) No Misrepresentation. The information supplied or to be supplied by such Stockholder expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by such Stockholder with respect to statements made therein based on information supplied by the Company, Company LLC, the Acquiror Parties or any of their respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein.

(g) Acknowledgment. Such Stockholder understands and acknowledges that each of the other Parties is entering into the Transaction Agreements to which it is a party in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.2 Representations and Warranties of Company LLC. Except as disclosed in the disclosure letter delivered by the Company to Acquiror and the Stockholders immediately prior to the execution of this Agreement (the “Implementation Agreement Company Disclosure Letter”) (provided that disclosure in any section or subsection of the Implementation Agreement Company Disclosure Letter shall apply only to the corresponding section or subsection of this Agreement except to the extent that the relevance of such disclosure to another section or subsection of this

Section 2.2 is reasonably apparent on the face of such disclosure; provided, further, that any listing of any fact, item or exception disclosed in any section of the Implementation Agreement Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), Company LLC represents and warrants to each other Party, as of the date of this Agreement and as of the Closing, as follows:

(a) Organization; Authorization.

(i) Company LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware. Company LLC has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Company LLC is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) Company LLC has the requisite limited liability company power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and, subject to the receipt of the Company Stockholder Approval and assuming the validity of the Family Consent, to consummate the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which Company LLC is a party by Company LLC and, assuming the validity of the Family Consent and the accuracy of the representations and warranties of Parent, Acquiror and Merger Sub in Section 5.7 of the Merger Agreement, the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, have been duly and validly authorized by all necessary limited liability company action on the part of Company LLC and no other limited liability company proceedings on the part of Company LLC or vote of Company LLC’s members (in their capacity as such and not as counterparties to the Transaction Agreements) are necessary to authorize the execution and delivery by Company LLC of this Agreement and the other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization.

(iii) This Agreement and the Transaction Agreements to which Company LLC is a party have been duly executed and delivered by Company LLC, as applicable, and, assuming the due authorization, execution and delivery by each other party thereto (other than the Company and its Subsidiaries), constitute valid and binding agreements of Company LLC enforceable against Company LLC in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation; No Other Approvals.

(i) The execution and delivery by Company LLC of this Agreement and the other Transaction Agreements to which Company LLC is a party does not, and (assuming the Company Approvals (as defined herein) are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the other Transaction Agreements to which it is a party will not (i) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, ability of a third party to make an adverse modification or acceleration of any obligation under, or require the consent of any other person under, or give rise by the terms thereof to the loss of a benefit under any Company Material Contract, (ii) result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of Company LLC or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of the Company LLC Organizational Documents or (iv) conflict with or violate any applicable Laws except, in the case of clauses (i), (ii) and (iv), as (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected to prevent, materially delay or materially impair the ability of Company LLC to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, including the Merger, the TRA Payment and the Recapitalization; provided that, for purposes of this Section 2.2(b)(i) (with respect to clause (i) and (iv)), no effect shall be given to any conflicts, violations, defaults, terminations, rights of termination, cancellation, first offer or first refusal, modifications, accelerations, consents or losses of benefit that arise solely as a result of the identity of, or any facts or circumstances solely relating to, Parent or any of its Affiliates, provided, further, that clause (y) shall not apply with respect to the representation and warranty in clause (iv).

(ii) Other than in connection with or in compliance with (A) the filing of the Certificate of Merger with the Delaware Secretary, (B) the filing of the Proxy Statement and the Schedule 13E-3 and any amendments or supplements thereto with the SEC, (C) the Exchange Act, (D) the Securities Act, (E) applicable state securities and “blue sky” laws, (F) the rules and regulations of NYSE, (G) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, (H) the Company Stockholder Approval, (I) the Family Consent, (J) such consents, approvals, authorizations, permits, filings, registrations or notifications as may be required as a result of the identity of Parent or any of its Affiliates and (K) the approvals set forth in Section 2.2(b)(ii) of the Implementation Agreement Company Disclosure Letter (collectively, the “Company Approvals”), no Regulatory Filing and Consent is necessary, under applicable Law, for the consummation by Company LLC of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, except for such Regulatory Filings and Consents that (A) are not required to be obtained or made prior to consummation of the Merger, the TRA Payment and the Recapitalization, or (B) if not obtained or made have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Ownership. Company LLC owns (beneficially and of record) all of the equity interests in Utz Quality Foods, LLC, a Delaware limited liability company, free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws).

(d) Finders or Brokers . Company LLC and its Subsidiaries have not employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the other Transaction Agreements who would be entitled to any fee or any commission payable by any person in connection with or upon consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization.

(e) No Misrepresentation. The information supplied or to be supplied by Company LLC expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company, and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Company LLC with respect to statements made therein based on information supplied by the Stockholders or any of their respective Affiliates or Representatives, or the Acquiror Parties or any of their respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein.

(f) Acknowledgment. Company LLC understands and acknowledges that each of the other Parties is entering into the Transaction Agreements to which it is a party in reliance upon Company LLC’s execution, delivery and performance of this Agreement.

Section 2.3 Representations and Warranties of the Company. Except as disclosed in the Implementation Agreement Company Disclosure Letter (provided, that disclosure in any section or subsection of the Implementation Agreement Company Disclosure Letter shall apply only to the corresponding section or subsection of this Agreement except to the extent that the relevance of such disclosure to another section or subsection of this Section 2.3 is reasonably apparent on the face of such disclosure; provided, further, that any listing of any fact, item or exception disclosed in any section of the Implementation Agreement Company Disclosure Letter shall not be construed as an admission of liability under any applicable Law or for any other purpose and shall not be construed as an admission that such fact, item or exception is in fact material or creates a measure of materiality for purpose of this Agreement or otherwise), the Company represents and warrants to each other Party, as of the date of this Agreement and as of the Closing (except with respect to Section 2.3(c), which shall be as of the date of this Agreement and as of immediately prior to the Closing), as follows:

(a) Organization; Authorization.

(i) The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The Company has the requisite corporate power and authority to enter into this Agreement and the other Transaction Agreements to which the Company is a party and, subject to the receipt of the Company Stockholder Approval and assuming the validity of the Family Consent, to consummate the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which the Company is a party by the Company and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, have been duly and validly authorized by the Company Board of Directors (acting on the Special Committee Recommendation) and the Special Committee and, other than the Company Stockholder Approval and the filing of the Certificate of Merger with the Delaware Secretary, assuming the accuracy of the representations and warranties in Section 5.7 of the Merger Agreement and the validity of the Family Consent , no other corporate proceedings on the part of the Company or vote of the Company’s stockholders (in their capacity as such and not as counterparties to the Transaction Agreements) are necessary to authorize the execution and delivery by the Company of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization.

(iii) This Agreement and the Transaction Agreements to which the Company is a party have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by each other party thereto, constitute valid and binding agreements of the Company enforceable against the Company in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation; No Other Approvals.

(i) The execution and delivery by the Company of this Agreement and the other Transaction Agreements to which the Company is a party does not, and (assuming the Company Approvals are obtained) the consummation of the transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the other Transaction Agreements to which it is a party will not (i) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation, first offer, first refusal, ability of a third party to make an adverse modification or acceleration of any obligation under, or require the consent of any other person under, or give rise by the terms thereof to the loss of a benefit under any Company Material Contract, (ii) result in the creation of any Liens (other than Permitted Liens and any Liens arising under applicable federal and state securities Laws), in each case, upon any of the properties or assets of the Company or any of its Subsidiaries, (iii) conflict with or result in any violation of any provision of the Company Organizational Documents or (iv) conflict with or violate any applicable Laws except, in the case of clauses (i), (ii) and (iv), as (x) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (y) would not reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, including the Merger, the TRA Payment and the Recapitalization; provided that, for purposes of this Section 2.3(b)(i) (with respect to clauses (i) and (iv)), no effect shall be given to any conflicts, violations, defaults, rights of termination, cancellation, first offer or first refusal, modifications, accelerations, consents or losses of benefit that arise solely as a result of the identity of, or any facts or circumstances solely relating to, Parent or any of its Affiliates, provided, further, that clause (y) shall not apply with respect to the representation and warranty in clause (iv).

(ii) Other than in connection with or in compliance with the Company Approvals, no Regulatory Filing and Consent is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, except for such Regulatory Filings and Consents that (A) are not required to be obtained or made prior to consummation of the Merger, the TRA Payment and the Recapitalization, or (B) if not obtained or made have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Ownership. The Company owns (beneficially and of record) those Common Units set forth opposite the Company’s name on Schedule A hereto, free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws or under the Amended Company LLC Operating Agreement or the Fourth A&R Company LLC Operating Agreement (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement), as applicable).

(d) Finders or Brokers. Neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the other Transaction Agreements who would be entitled to any fee or any commission payable by any person other than the Company in connection with or upon consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization.

(e) No Misrepresentation. The information supplied or to be supplied by the Company expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company, and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by the Stockholders or any of their respective Affiliates or Representatives, or the Acquiror Parties or any of their respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein.

(f) Acknowledgment. The Company understands and acknowledges that each of the other Parties is entering into the Transaction Agreements to which it is a party in reliance upon the Company’s execution, delivery and performance of this Agreement.

Section 2.4 Representations and Warranties of Parent and Acquiror. Each of Parent and Acquiror represents and warrants to each other Party, as of the date of this Agreement and as of the Closing, as follows:

(a) Organization; Authorization.

(i) Parent is a German limited partnership (Kommanditgesellschaft) with a German limited liability company (Gesellschaft mit beschraenkter Haftung) as general partner (Gesellschaft mit beschraenkter Haftung & Compagnie Kommanditgesellschaft), and Acquiror is a Delaware corporation. Parent is registered with the commercial register of the local court (Amtsgericht) of Dusseldorf, Germany, under register number HRA 20277. Acquiror is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Acquiror has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect. Each Acquiror Party is duly qualified or licensed, and has all necessary governmental approvals, to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such approvals, qualification or licensing necessary, except where the failure to be so duly qualified or licensed, have such approvals and be in good standing (with respect to jurisdictions that recognize such concept) has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(ii) Each of Parent and Acquiror has the requisite corporate or similar power and authority to enter into this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party, including the Merger, the TRA Payment and the Recapitalization. The execution, delivery and performance of this Agreement and the other Transaction Agreements to which Parent is a party by Parent and

Acquiror is a party by Acquiror, as applicable, and the consummation by each of them of the transactions contemplated hereby and thereby, including the Merger, the TRA Payment and the Recapitalization, have been duly and validly authorized by the board of directors (or similar governing body) of Parent and the Acquiror Board of Directors and no other corporate or similar proceedings on the part of either of Parent or Acquiror or vote of Parent’s or Acquiror’s stockholders are necessary to authorize the execution and delivery by Parent and Acquiror of this Agreement, the other Transaction Agreements to which they are a party and the consummation of the transactions contemplated hereby and thereby (including the Merger, the TRA Payment and the Recapitalization).

(iii) This Agreement and the Transaction Agreements to which each of the Acquiror Parties is a party have been duly executed and delivered by each of the Acquiror Parties, as applicable, and, assuming due execution and delivery by each other party thereto, constitute valid and binding agreements of each of the Acquiror Parties, as applicable, enforceable against each of the Acquiror Parties, as applicable, in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) No Violation; No Other Approvals.

(i) The execution and delivery by each of Parent and Acquiror of this Agreement and the Transaction Agreements to which it is a party does not, and (assuming the Acquiror Approvals (as defined herein) are obtained) the consummation of the Merger and the other transactions contemplated hereby and thereby and compliance with the provisions of this Agreement and the other Transaction Agreements to which it is a party will not (i) conflict with or result in any violation of any provision of Parent’s or Acquiror’s constituent documents, (ii) conflict with or result in a violation of any material Contract to which Parent or Acquiror or any of their respective Subsidiaries is a party or (iii) conflict with or violate any applicable Laws, except in the case of clauses (ii) and (iii), for such conflicts or violations as have not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(ii) Other than in connection with or in compliance with (A) the filing of the Certificate of Merger with the Delaware Secretary, (B) the Exchange Act, (C) the Securities Act, (D) applicable state securities and “blue sky” laws, (E) the HSR Act and any other requisite clearances or approvals under any other applicable Antitrust Laws, and (F) the approval and adoption of this Agreement by Acquiror as the sole stockholder of Merger Sub, which will occur immediately following the execution of this Agreement (collectively, the “Acquiror Approvals”), no Regulatory Filing or Consent is necessary, under applicable Law, for the consummation by Acquiror of the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, except for (A) such Regulatory Filings and Consents that are not required to be obtained or made prior to consummation of the Merger, the TRA Payment and the Recapitalization, or (B) that, if not obtained or made, have not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

(c) Purpose. Acquiror was formed solely for the purpose of the transactions contemplated by the Merger Agreement and Acquiror, since its formation, (i) has not engaged in any other business activities, (ii) has no other operations or assets and (iii) has not incurred any material liabilities or obligations, in each case, other than in connection with the Debt Financing and as contemplated by this Agreement or any other Transaction Agreement to which Acquiror is a party.

(d) Ownership. Parent directly or indirectly owns (beneficially and of record) all of the outstanding equity interests in Acquiror, free and clear of all Liens (other than immaterial Liens and restrictions pursuant to applicable federal, state and other securities laws).

(e) Finders or Brokers. No Acquiror Party has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement or the other Transaction Agreements who would be entitled to any fee or any commission payable by any person other than the Acquiror Parties (or their applicable Affiliates) in connection with or upon consummation of the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization.

(f) No Misrepresentation. The information supplied or to be supplied by the Acquiror Parties in writing expressly for inclusion in the Proxy Statement or the Schedule 13E-3, as applicable, will not, on the date that the Proxy Statement and Schedule 13E-3 is first mailed to the stockholders of the Company, and on the date of the Company Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Acquiror Parties with respect to statements made therein based on information supplied by the Stockholders or any of their respective Affiliates or Representatives, or the Company or Company LLC or any of their respective Affiliates or Representatives in writing expressly for inclusion (whether directly or incorporated by reference) therein.

(g) Acknowledgment. Each Acquiror Party understands and acknowledges that each of the other Parties is entering into the Transaction Agreements to which it is a party in reliance upon such Acquiror Party’s execution, delivery and performance of this Agreement.

ARTICLE 3

ADDITIONAL COVENANTS AND AGREEMENTS

Section 3.1 Reasonable Best Efforts; Regulatory Filings; Consents.

(a) Subject to the other terms of this Agreement, including Section 3.1(b) and 3.1(d), each Stockholder shall (and shall cause its Affiliates to, if applicable) use its reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the other Transaction Agreements as promptly as practicable, including to (i) promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and the other Transaction Agreements and applicable

Laws to submit all notifications to and obtain all clearances, authorizations, consents, Orders and approvals of all Governmental Entities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the other Transaction Agreements and to consummate the Merger, the TRA Payment and the Recapitalization, (ii) cooperate fully in promptly submitting all notifications and seeking to obtain all such clearances, authorizations, consents, Orders and approvals, (iii) provide such other information to any Governmental Entity as such Governmental Entity may reasonably request in connection herewith including responding to any request for additional information or documentary material under the Antitrust Laws as promptly as reasonably practicable and (iv) use reasonable best efforts to obtain and maintain all necessary consents, approvals or waivers from third parties (that are not Governmental Entities) in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. Each Stockholder agrees to and to cause its Affiliates to (A) make promptly its filings, if necessary, pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, including the Recapitalization, no later than fifteen (15) Business Days after the execution of this Agreement, and (B) to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to Antitrust Laws. Each Stockholder agrees to and to cause its Affiliates to make as promptly as practicable its respective filings and notifications, if any, under any other applicable Antitrust Law or foreign investment or trade regulation Law and to supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested pursuant to such applicable Antitrust Law or foreign investment or trade regulation Law. Nothing in this Agreement shall require either Stockholder or any of its Affiliates to make any concession that would be effective prior to the Closing to obtain any consent or approval from any third party. For the avoidance of doubt, any action taken by either Stockholder or any of its Affiliates that is permitted pursuant to (and is in compliance with) the terms and conditions of Section 6.3 of the Merger Agreement or Section 5.08 of the Voting Agreement shall not be deemed to be a breach by such Stockholder (or its applicable Affiliate) of its reasonable best efforts obligation set forth in the first sentence of this Section 3.1(a). Each of the Acquiror Parties and the Company shall comply with its obligations under Section 6.5 of the Merger Agreement.

(b) Without limiting the generality of each Stockholder’s undertakings pursuant to Section 3.1(a) but subject to Section 3.1(c) and Section 3.1(d) and the provisos in this Section 3.1(b), each Stockholder shall use its reasonable best efforts to obtain all required approvals from Governmental Entities and avoid or eliminate each and every impediment under any Antitrust Law or foreign investment or trade regulation Law that may be asserted by any applicable Governmental Entity so as to enable the Parties to close the transactions contemplated by this Agreement and the other Transaction Agreements, as promptly as practicable including taking any and all such actions with respect to proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture or disposition of such of its and its Affiliates’ assets, properties or businesses, and the entrance into such other arrangements, as are necessary or advisable in order to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would prevent the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, as soon as practicable; provided that, notwithstanding anything in this Agreement to the contrary, neither Stockholder nor any of its Affiliates shall be required to take any action, or commit to take any action, or agree to any condition or limitation contemplated in this Section 3.1(b) (A) that is not conditioned upon the consummation of the transactions contemplated by the Transaction Agreements or (B) that would require such Stockholder or its Affiliates to (I) sell, dispose of or otherwise transfer any of their respective ownership interests in Company LLC, (II) enter into any agreement with respect to Company LLC or its Subsidiaries that would be material to the business or operations of Company LLC and its Subsidiaries (taken as a whole) or (III) dispose of any assets of Company LLC or its Subsidiaries that would be material to Company LLC and its Subsidiaries (taken as a whole) or any material assets of Stockholder (clauses (A) or (B), a “Burdensome Condition”). In addition, in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity challenging the transactions contemplated by this Agreement or any of the other Transaction Agreements, each Stockholder shall, and shall cause its Affiliates to, in each case in accordance with and subject to the first sentence of this Section 3.1(b), Section 3.1(c) and Section 3.1(d), cooperate with the Acquiror Parties and the Company in all respects (and the Acquiror Parties and the Company agree to so cooperate in all respects with each such Stockholder) and to use its reasonable best efforts to contest and defend on the merits any claim asserted in court by any Governmental Entity in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing or the consummation of the transactions contemplated by this Agreement or any of the other Transaction Agreements; provided that neither Stockholder nor any of its Affiliates shall be required to take any action under this Section 3.1(b) that would result in, or would be reasonably likely to result in, individually or in the aggregate, a Burdensome Condition.

(c) Each Stockholder shall promptly notify Acquiror and the Company of any substantive communication received from, or given by such Stockholder or any of its Affiliates to, any Governmental Entity or person relating to the matters that are the subject of this Section 3.1 and shall permit Acquiror and the Company (and their respective advisors or Affiliates) to review in advance any proposed substantive communication by such Stockholder (and its advisors) to any Governmental Entity and shall consider in good faith the views of Acquiror and the Company in connection with any such proposed communication. No Stockholder shall, and such Stockholder shall cause its Affiliates not to, participate in any substantive meeting or conference, whether in person or by telephone, with any Governmental Entity in respect of any filings, investigation (including any settlement of the investigation), litigation or other inquiry unless such Stockholder consults with Acquiror and the Company in advance and, to the extent permitted by such Governmental Entity, gives Acquiror and the Company the opportunity to attend and participate at such meeting. Each Stockholder shall, and shall cause its Affiliates to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as Acquiror or the Company may reasonably request in connection with the foregoing. Each Stockholder shall provide Acquiror and the Company with copies of all substantive correspondence, filings or communications between such Stockholder or any of its Representatives or Affiliates, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided that, notwithstanding the foregoing, the Stockholders shall not be required to provide Acquiror or the Company with copies of their respective filings under the HSR Act or any other applicable Antitrust Law or foreign investment or trade regulation Law. Each Stockholder may, as each deems advisable and necessary, (A) redact or remove references concerning the valuation of the businesses of the Company and its Subsidiaries and (B) reasonably designate any competitively sensitive or any confidential business material provided to the other Parties under this Section 3.1(c) as “counsel only” or, as appropriate, as “outside counsel only.”

(d) Each Stockholder acknowledges and agrees that Acquiror shall control and direct, and such Stockholder will cooperate reasonably, subject to applicable Law, with such direction and control, all strategy and decisions with respect to obtaining all Regulatory Approvals, including, but not limited to, all filings (including where to file and the timing of such filings), strategies, processes, negotiation of settlements (if any), and related proceedings required by this Section 3.1; provided that Acquiror shall consult with and consider in good faith the views of the Stockholders regarding the form and content of any such filings, strategies, processes, negotiations and related proceedings. Notwithstanding the foregoing, Acquiror shall not, and shall cause its Affiliates not to, withdraw and refile any filing, extend any applicable waiting period or enter into any timing agreement or other agreement with any Governmental Entity without the prior written consent of the Company and the Stockholders, such consent not to be unreasonably withheld, conditioned or delayed.

(e) Prior to the Closing, neither Stockholder nor any of its Affiliates shall acquire, or agree to acquire, any businesses, assets or securities of a third party if such acquisition would, or would reasonably be expected to, prevent or materially delay satisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) of the Merger Agreement (or materially increase the risk of any such condition not being satisfied) or the ability for the applicable Parties to consummate the transactions set forth in the Transaction Agreements.

(f) Prior to the Closing, neither Acquiror Party nor any of its Affiliates shall acquire, or agree to acquire, any businesses, assets or securities of a third party if such acquisition would, or would reasonably be expected to, prevent or materially delay satisfaction of the conditions set forth in Section 7.1(b) or Section 7.1(c) of the Merger Agreement (or materially increase the risk of any such condition not being satisfied) or the ability for the applicable Parties to consummate the Merger, the TRA Payment or the Recapitalization.

Section 3.2 Preparation of the Proxy Statement and Schedule 13E-3.

(a) Each Party shall furnish all information required by the Exchange Act or other applicable Law concerning such Party and its Affiliates, respectively, as Acquiror or the Company may reasonably request or as customarily included in a Proxy Statement or a Schedule 13E-3 prepared in connection with a transaction of the type contemplated by this Agreement or any other Transaction Agreement.

(b) If at any time prior to the Company Special Meeting, any information relating to any Party or any of its respective Affiliates or its or their respective Representatives, should be discovered by such Party, which information should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that either the Proxy Statement or the Schedule 13E-3, as applicable, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, such Party that discovers such information shall as promptly as reasonably practicable following such discovery notify the other Parties and after such notification (i) the Company shall, as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Proxy Statement, (ii) the Company and Parent shall, as and to the extent required by applicable Law, promptly prepare an amendment or supplement to the Schedule 13E-3 and (iii) the Company shall cause the Proxy Statement or Schedule 13E-3, as so amended or supplemented, to be filed with the SEC and, if required by applicable Law, to be disseminated to its stockholders.

Section 3.3 No Transfer of Class V Common Stock or Common Units. During the period beginning on the date hereof and ending as of the termination of this Agreement in accordance with Article 4, except as consented to in advance in writing by each of Parent and the Company, and notwithstanding any provision in the Amended Company LLC Operating Agreement to the contrary, each Stockholder agrees not to, directly or indirectly, (a) offer, sell, transfer, assign, tender in any tender or exchange offer, pledge, hypothecate, exchange, encumber or otherwise dispose of (including by merger, business combination, consolidation, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily (“Transfer”), any shares of Class V Common Stock of the Company or any Common Units held by such Stockholder, or beneficial ownership (as defined in the Voting Agreement), voting power or any other interest thereof or therein (including by operation of law), or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect Transfer of, any of such Stockholder’s shares of Class V Common Stock of the Company or Common Units, (b) exercise any removal rights with respect to the Board of Directors of the Company under the IRA or (c) take any action to change the composition of the Special Committee. The Parties hereby agree and acknowledge that any Transfer of any shares of Class V Common Stock of the Company or any Common Units held by such Stockholder (or, other than pursuant to the Voting Agreement, any beneficial ownership, voting power or any other interest thereof or therein (including by operation of law)) shall be void ab initio and shall not be recognized on the books and records of the Company, Company LLC or such Stockholder, as applicable.

Section 3.4 Consent to Transaction.

(a) Series U, in its capacity as the Seller Representative (as defined in the Investor Rights Agreement, dated as of August 28, 2020 and amended as of October 21, 2021 and October 30, 2024, by and among the Company, Series U, Series R, Collier Creek Partners LLC, the Founder Holders and the CCH Independent Directors (each as defined therein) (as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “IRA”)) under the IRA, hereby consents to the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby for all purposes under the IRA and the Amended Company LLC Operating Agreement, including pursuant to Section 2.2 of the IRA and the adoption of an amendment to the Amended and Restated By-Laws of the Company, dated as of March 21, 2023, relating to the establishment of the meeting process and rules for the Company Special Meeting during the pendency of the Merger and matters related thereto; provided that the foregoing shall not constitute consent to any liquidation or dissolution of the Company, Company LLC or its Subsidiaries, any relocation of the corporate headquarters of the Company, Company LLC or its Subsidiaries from its current headquarters location or any name change of the Company, Company LLC or its Subsidiaries.

(b) Each Stockholder, in its capacity as a member of Company LLC, hereby consents to the execution, delivery and performance of (i) this Agreement, (ii) the other Transaction Agreements (and, if applicable, the Redemption Promissory Note), (iii) the executed commitment letter (including all attachments thereto), dated as of the date hereof, from the Opco Debt Financing Sources party thereto and delivered to the Stockholders on the date hereof (the “Opco Debt Financing Commitment Letter”) pursuant to which and subject to the terms and conditions thereof such Opco Debt Financing Sources have agreed to lend the amounts set forth therein (the “Opco Debt Financing”) for the purpose of funding the repayment of the Indebtedness of Company LLC and its Subsidiaries, the Redemption and any fees, expenses or other amounts incurred or payable by Company LLC and its Subsidiaries related to such repayment, this Agreement, any other Transaction Agreement or the Opco Debt Financing (but excluding any fees or expenses of the Acquiror Parties or the Company), and (iv) any fee letters related to the Opco Debt Financing (collectively, together with the Opco Debt Financing Commitment Letter, the “Opco Debt Financing Letters”), and, in each case of clauses (i), (ii), (iii) and (iv), the consummation of the transactions contemplated hereby and thereby, for all purposes under the Company LLC Organizational Documents (including the IRA).

Section 3.5 Tax Characterization. For federal and applicable state and local income tax purposes, the Parties agree to treat (i) the Purchase as a purchase and sale of Common Units by Series U from the Company in exchange for $28,050,006.38 and by Series R from the Company in exchange for $4,950,001.12 described in Sections 741 and 1001 of the Code, and (ii) the Redemption as a distribution of cash by Company LLC to the Company described in Section 731(a) of the Code. The Parties understand and agree that they shall treat, and shall cause their respective Affiliates to treat, such transactions consistently with the foregoing for all federal income tax purposes, except as otherwise required by Law.

Section 3.6 Conduct of Business of each Stockholder.

(a) During the period from the date hereof through the termination of this Agreement in accordance with Article 4, except as required by applicable Law or as required by this Agreement or any other Transaction Agreement, or unless the prior written consent of each of Acquiror and the Company has been obtained, each Stockholder shall not, and shall cause its Affiliates not to:

(i) amend the Amended Company LLC Operating Agreement (except with respect to the automatic effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement in accordance with the terms thereof immediately following the payment of the TRA Payment substantially concurrently with the Closing) or otherwise take any action to exempt any person from any provision of the Amended Company LLC Operating Agreement;

(ii) amend its limited liability company agreement or certificate of formation in a manner that would reasonably be expected to prevent, materially delay or materially impair the ability of such Stockholder to consummate the transactions contemplated by this Agreement and the other Transaction Agreements to which it is a party;

(iii) incur any indebtedness for borrowed money that would be payable by the Company or Company LLC or any of their respective Subsidiaries;

(iv) issue, sell, transfer, grant any right to acquire or otherwise permit to become outstanding any additional equity interests or securities convertible or exchangeable into, or exercisable for, any of its equity interests or any options, warrants or other rights of any kind to acquire any of its equity interests;

(v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(vi) authorize, offer to any third party, agree or commit (in writing or otherwise) to take any of the foregoing actions prohibited by this Section 3.6(a).

The Company’s consent under this Section 3.6(a) is only required with respect to any actions that would prevent, materially delay, or materially impair the consummation of any of the transactions contemplated by any of the Transaction Agreements.

(b) During the period from the date hereof through the termination of this Agreement in accordance with Article 4, except as required by applicable Law or as required by this Agreement or any other Transaction Agreement, or unless the prior written consent of each Stockholder and the Company has been obtained, each Acquiror Party shall not, and shall cause its Affiliates not to (except that Section 3.6(b)(iii) shall apply only to Acquiror and Merger Sub):

(i) amend its organizational documents, except to the extent as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect;

(ii) other than the OpCo Debt Financing (and any alternative financing with respect thereto pursuant to, and in accordance with, Section 6.17 of the Merger Agreement) and the Redemption Promissory Note (if required under the Redemption Agreement), incur any indebtedness for borrowed money that would be payable by Company LLC or any of its Subsidiaries;

(iii) issue, sell, transfer, grant any right to acquire or otherwise permit to become outstanding any additional equity interests or securities convertible or exchangeable into, or exercisable for, any of its equity interests or any options, warrants or other rights of any kind to acquire any of its equity interests, in each case to a Third Party;

(iv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of either Acquiror Party; or

(v) authorize, offer to any third party, agree or commit (in writing or otherwise) to take any of the foregoing actions prohibited by this Section 3.6(b).

The Company’s consent under this Section 3.6(b) is only required with respect to any actions that would prevent, materially delay, or materially impair the consummation of any of the transactions contemplated by any of the Transaction Agreements.

(c) During the period from the date hereof through the termination of this Agreement in accordance with Article 4, the Company covenants to the Stockholders that it will comply with Section 6.1 of the Merger Agreement.

Section 3.7 Financing Cooperation.

(a) Each Stockholder shall use its reasonable best efforts, and shall cause its Affiliates to use their reasonable best efforts, to provide, and each Stockholder and its Affiliates shall use their respective reasonable best efforts to cause each of their respective Representatives to provide, to Parent and its Affiliates all cooperation and assistance that may be reasonably requested by Parent (including reasonable requests of the Debt Financing Sources or their counsel) in connection with Parent and its Affiliates arranging, obtaining, syndicating and consummating the Debt Financing pursuant to Section 6.12 of the Merger Agreement, including using reasonable best efforts to furnish any documentation and other information regarding such Stockholder and its Affiliates that the Debt Financing Sources reasonably determine is required under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case, at least four (4) business days prior to the Closing if requested by Parent in writing at least ten (10) business days prior to the Closing; provided, however, that nothing in this Section 3.7 shall require either Stockholder or any of its Affiliates to incur any liability or obligation for the Debt Financing or provide or agree to provide any indemnity or guaranty in connection with the Debt Financing.

(b) The Acquiror Parties shall provide to the Stockholders the proposed definitive agreements to be executed in connection with obtaining the OpCo Debt Financing, as promptly as practicable upon receipt thereof, and the opportunity for the Stockholders and their advisors to review and comment on such definitive agreements. The Acquiror Parties shall consider in good faith any such comments by the Stockholders and their advisors on such agreements and documents.

Section 3.8 Public Announcements. The Parties agree that the Stockholders shall have the opportunity to review and comment on the initial joint press release with respect to the execution of the Merger Agreement referred to in Section 6.8 of the Merger Agreement and the Acquiror and the Company shall consider in good faith the Stockholders’ comments. Each Stockholder shall consult with Parent and the Company prior to issuing, and provide Parent and the Company with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby, and shall not issue any such public announcement, statement or disclosure prior to such consultation, except as may be required by Law (in which case such Stockholder shall provide to Parent and the Company a draft of such public announcement or statement as far in advance as reasonably practicable) or in connection with a Company Superior Proposal, a Company Takeover Proposal or an Adverse Recommendation Change or any action taken pursuant thereto; provided that (a) each Stockholder may make any public statements in response to questions by the press, analysts, investors or analyst or investor calls, so long as such statements are not inconsistent with previous statements made jointly by the Company and Acquiror (or made by either the Company or Acquiror after having consulted with Acquiror or the Company, respectively), and (b) this Section 3.8 shall not apply to any disclosure of information concerning this Agreement in connection with any dispute among the Parties regarding this Agreement.

Section 3.9 Confidentiality.

(a) Except as required by applicable Law, each of the Stockholders, on the one hand, and the Acquiror Parties, on the other hand (each, in such capacity, a “Receiving Party”) shall hold all Proprietary Information (as defined below) of the Acquiror Parties or the Stockholders (each, respectively, in such capacity, a “Disclosing Party”) in confidence and shall not, unless authorized in writing by the Disclosing Party, (i) disclose any such Proprietary Information to any third party or (ii) use any such Proprietary Information except as required under the terms of this Agreement or any other Transaction Agreement to which such Receiving Party is a party; provided, however, that (A) each Receiving Party may disclose such Proprietary Information to such Receiving Party’s Affiliates, attorneys, accountants, consultants and other advisors who have a need to know such Propriety Information in connection with the consummation of the transactions contemplated by this Agreement or any other Transaction Agreement to which such Receiving Party is a party and who are bound by an obligation of confidentiality with respect to such Proprietary Information; provided that such Receiving Party shall be responsible for any breach by any of its Affiliates, attorneys, accountants, consultants or other advisors of the provisions of this Section 3.9, (B) each Receiving Party may disclose such Proprietary Information as required in response to any summons, subpoena or other legal requirement; provided that such Receiving Party shall promptly notify the Disclosing Party in writing, so that the Disclosing Party may seek a protective order or appropriate remedy, and (C) each Receiving Party may disclose such Proprietary Information to the extent necessary for such Receiving Party to prepare and file its Tax Returns, to respond to any inquiries regarding such Tax Returns from any taxing authority or to prosecute or defend any action, proceeding or audit by any taxing authority with respect to such Tax Returns.

(b) “Proprietary Information” shall include, with respect to any Disclosing Party, (i) all information concerning such Disclosing Party or any of its Affiliates that is furnished directly or indirectly by such Disclosing Party or any of its Affiliates or Representatives to a Receiving Party or any of its Affiliates or Representatives, including, without limitation, trade secrets, software programs, intellectual property, data files, source code, computer chips, system designs and product designs, whether or not marked as confidential, whether furnished before, on or after the date hereof, whether oral, written or electronic, and regardless of the manner in which it is furnished, together with any notes, reports, summaries, analyses, compilations, forecasts, studies, interpretations, memoranda or other materials prepared by a Receiving Party or any of its Affiliates or any of its and their respective Representatives and (ii) the terms, conditions or subject matter of this Agreement or any other Transaction Agreement (subject to clause (C) of the following sentence). Proprietary Information does not include (A) information that was or becomes available to such Receiving Party on a non-confidential basis, and not in violation of any legal, fiduciary or contractual duty, from a source other than the Disclosing Party of any of its Affiliates or any of its or their respective Representatives; provided that such other source is not known by such Receiving Party or any of such Receiving Party’s Affiliates or its or their respective

Representatives to be bound by a confidentiality obligation to a Disclosing Party or any of its Affiliates or any of its or their respective Representatives; (B) information that was or becomes generally available to and known by the public (other than as a result of a breach by such Receiving Party or any of such Receiving Party’s Affiliates or any of its or their respective Representatives of this Agreement or any other Transaction Agreement); and (C) the terms of this Agreement or any of the other Transaction Agreements (or the discussions or negotiations with respect to this Agreement or any of the other Transaction Agreements) to the extent such terms, discussions or negotiations have been publicly filed with the SEC by the Company.

(c) Nothing in this Section 3.9 is intended to limit the ability of either Stockholder or any of the Family Members or any of their respective Representatives to have discussions with, or disclose information to, the Company or the Special Committee or any of their respective Representatives, subject to any confidentiality obligations as between such Stockholder and the Company.

(d) Nothing in this Section 3.9 is intended to limit the ability of either Acquiror Party to have discussions with, or disclose information to, the Company or the Special Committee or any of their respective Representatives, subject to any confidentiality obligations as between such Acquiror Party and the Company or the Special Committee (including as may be set forth in the Confidentiality Agreement or the Merger Agreement).

Section 3.10 Notification of Certain Matters. Each Party shall promptly notify the other Parties of (i) any written notice or other communication received by such Party (or any of its Affiliates or Representatives) from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, if the failure to obtain such consent would reasonably be expected to materially affect, impede or impair the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and (ii) any Legal Proceedings commenced or, to such Party’s knowledge, threatened against, such Party or any of its Affiliates, that seek to materially impede or delay the consummation of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, or that make allegations that would reasonably be expected to prevent, materially delay or materially impair the ability of such Party to consummate the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization.

Section 3.11 Transaction Litigation. Each Party shall (a) promptly notify the other Parties of any stockholder litigation (whether directly or on behalf of the Company or otherwise) against such Party and/or its directors or officers (if applicable), arising after the date hereof related to this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby (including the Merger, the TRA Payment and the Recapitalization), (b) keep the other Parties reasonably informed with respect to the status thereof and (c) give the other Parties the opportunity to participate in (but not control), subject to a customary joint defense agreement, the defense or settlement of any such litigation. Notwithstanding anything to the contrary contained herein, no Party shall settle any such litigation (including any payment of fees) without the prior written consent of the other Parties (such consent not to be unreasonably withheld, conditioned or delayed)

unless such settlement is solely for monetary damages entirely paid for by such Party or with proceeds of insurance (other than the deductible under an insurance policy or insurance policies in effect as of the date hereof); provided, however, that the other Parties shall not be obligated to consent to any settlement that does not include a full release of such other Parties and their respective Affiliates or that imposes equitable relief upon such other Parties or their respective Affiliates (including, after the Effective Time and with respect to the applicable Parties, the Surviving Corporation and its Subsidiaries).

Section 3.12 Additional Agreements. Acquiror Parties and the Stockholders shall each use reasonable best efforts to mutually agree to the matters identified on Schedule B.

Section 3.13 Federal Income Tax Audits of Company LLC. In the case of any federal income tax adjustment with respect to Company LLC for a taxable year or period ending on or before the Closing Date, the Parties (other than Acquiror) shall make (or cause to be made) a timely and proper election under Section 6226(a) of the Code (and any corresponding elections under state or local law) to treat a “partnership adjustment” as an adjustment to be taken into account by each member of Company LLC (including former members) in accordance with Section 6226(b) of the Code (and any corresponding or similar provision of state or local law).

Section 3.14 754 Election. Company LLC shall make, and the Parties shall cause Company LLC to make, a protective election under Section 754 of the Code (and any similar provisions of state or local Law) on the Tax Return of Company LLC for the taxable year (or portion thereof) of Company LLC that includes the Closing Date to ensure that such election remains in place for such taxable year. The Parties shall take all actions required to be taken to timely make such election and shall not revoke or seek to revoke such election.

Section 3.15 Merger Agreement Amendments. Each Acquiror Party agrees that it will not enter into any amendment to the Merger Agreement without the prior written consent of the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed, other than with respect to subsection (iv), in which case such consent shall be in the sole discretion of such Stockholders) if such amendment (i) decreases the Merger Consideration or changes the form of the Merger Consideration, (ii) extends the Outside Date, as applicable, to a date later than the date set forth in the Merger Agreement (as it exists on the date of this Agreement), (iii) amends Section 6.3 (No Solicitation by the Company), Section 6.17 (Financing Obligation), Article VII (Conditions to Consummation of the Merger) (but excluding Section 7.1(a) (Stockholder Approval)) or Section 8.1 (Termination or Abandonment) of the Merger Agreement or the definition of any defined terms used in the foregoing provisions, in each case, in a manner that adversely affects the Stockholders or Company LLC or its Subsidiaries following the Closing, (iv) amends Section 7.1(a) (Stockholder Approval) or Section 9.8 (Assignment; Binding Effect) of the Merger Agreement, or (v) amends in the Merger Agreement the definition of Transaction Agreements or any other definition used in this Agreement or any Transaction Agreement, in each case, in an manner that adversely affects the Stockholders or Company LLC or its Subsidiaries following the Closing; provided, that the Stockholders shall have no right to consent to any increase in the Merger Consideration. The Acquiror Parties shall not assign any of its rights, interests or obligations under Section 9.8 of the Merger Agreement, other than to a Subsidiary of Parent or pursuant to the Restricted Cash Awards Assignment and Assumption (as defined in the Closing Provisions of the Fourth A&R Company LLC Operating Agreement) in accordance with Section 8.10(b)(iv) of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement, in each case, without the prior written consent of the Stockholders.

Section 3.16 Further Assurances. Subject to the terms and conditions of this Agreement and the other Transaction Agreements, each Party shall use reasonable best efforts to execute and deliver, or cause to be executed and delivered, further documents and instruments to be executed and delivered by such Party and use reasonable best efforts to consummate and make effective the transactions contemplated by this Agreement and to carry out the purposes and intent of this Agreement and the other Transaction Agreements (to the extent applicable to such Party), including the Merger, the TRA Payment and the Recapitalization, and the other agreements contemplated hereby and thereby.

Section 3.17 Additional Acquiror Party Matters. The Acquiror Parties agree that they shall not (in each case, to the extent applicable), without the prior written consent of the Stockholders (such consent not to be unreasonably withheld, conditioned or delayed with respect to Sections 3.17(b) or (c)):

(a) waive the conditions set forth in Sections 7.1(a) or 7.2(c) of the Merger Agreement;

(b) waive the conditions set in Sections 7.2(a) or 7.2(b) of the Merger Agreement; or

(c) cause Company LLC to incur indebtedness for borrowed money in excess of the total indebtedness for borrowed money set forth in the Opco Debt Financing Letters (or any commitment letter for alternative financing with respect thereto pursuant to, and in accordance with, Section 6.17 of the Merger Agreement) and the Redemption Promissory Note (if required pursuant to the Redemption Agreement).

Section 3.18 Governance Matters. Without limiting the generality of the applicable Parties’ rights and obligations under this Agreement or the other Transaction Agreements, the Parties shall take all steps (including passing all resolutions) necessary to implement the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement, with effect substantially concurrently with the Closing.

Section 3.19 Bringdown Certificates.

(a) At the Closing, the Stockholders shall deliver to the Acquiror a certificate signed by an authorized signatory of each Stockholder certifying that: (i) the representations and warranties of each Stockholder set forth in Section 2.1(a) (Organization; Authorization) (other than Section 2.1(a)(ii) and Section 2.1(a)(iii)); Section 2.1(b) (No Violation; No Other Approvals) (other than Section 2.1(b)(i)(i)); Section 2.1(d) (Finders or Brokers); and Section 2.1(e) (Absence of Certain Arrangements) are true and correct in all material respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing with respect to each Stockholder; (ii) the representations and warranties of each Stockholder set forth in Section 2.1 (other than Section 2.1(a)) (Organization; Authorization); Section 2.1(b) (No Violation; No Other Approvals) (other than Section 2.1(b)(i)(i)); Section 2.1(c) (Ownership); Section 2.1(d) (Finders or Brokers); and Section 2.1(e) (Absence of Certain Arrangements) are true and correct both at and as of the date of this Agreement and at and as of the Closing as though made as of the Closing, except for failures to be so true and correct (without regard to materiality, Stockholder Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have a Stockholder Material Adverse Effect, (iii) each Stockholder has complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing and (iv) the Stockholders acknowledge and agree that, substantially concurrently with the Closing (and in the sequence set forth in Section 1.2) and without any further action by any Person (but assuming the consummation of the TRA Payment), the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective, the Purchase shall occur in accordance with the terms of the Purchase Agreement and the Redemption shall occur in accordance with the terms of the Redemption Agreement (the “Stockholders Bringdown Certificate”).

(b) At the Closing, the Stockholders shall deliver to the Acquiror a certificate signed by an authorized signatory of each Stockholder certifying that the representations and warranties of each Stockholder set forth in: (i) Section 2.1(a)(ii) and Section 2.1(a)(iii) (Organization; Authorization) are true and correct in all material respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing with respect to each Stockholder and (ii) Section 2.1(c) (Ownership) are true and correct in all respects both at and as of the date of this Agreement and as of immediately prior to the Purchase as though made as of immediately prior to the Purchase with respect to each Stockholder (with such representation being deemed so true and correct if the aggregate ownership of Common Units by the Stockholders is so true and correct, irrespective of whether solely the allocation of such ownership of Common Units as between the Stockholders is not so true and correct) (the “Implementation Closing Certificate”).

(c) At the Closing, the Acquiror Parties shall deliver to the Stockholders a certificate signed by an authorized signatory of each Acquiror Party certifying that: (i) the representations and warranties of each Acquiror Party set forth in Section 2.4(a) (Organization; Authorization); Section 2.4(b) (No Violation; No Other Approvals) (other than Section 2.4(b)(i)(ii)); and Section 2.4(d) (Finders or Brokers) are true and correct in all material respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing with respect to each Acquiror Party, (ii) the representations and warranties of each Acquiror Party set forth in Section 2.4 (other than Section 2.4(a) (Organization; Authorization), Section 2.4(b) (No Violation; No Other Approvals) (other than Section 2.4(b)(i)(ii)) and Section 2.4(d) (Finders or Brokers)) are true and correct both at and as of the date of this Agreement and at and as of the Closing as though made as of the Closing, except for failures to be so true and correct (without regard to materiality, Acquiror Material Adverse Effect and similar qualifiers contained in such representations and warranties) that would not, individually or in the aggregate, have or reasonably be expected to have an Acquiror Material Adverse Effect, (iii) each Acquiror Party has complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing, (iv) the Acquiror Parties acknowledge and agree, on behalf of the Surviving Corporation, that, substantially concurrently with the Closing (and in the sequence set forth in Section 1.2) and without any further action by any Person (but assuming the consummation of the TRA Payments), the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective, the Purchase shall occur in accordance with the terms of the Purchase Agreement and the Redemption shall occur in accordance with the terms of the Redemption Agreement and (v) the Merger is substantially concurrently being consummated in accordance with the terms of the Merger Agreement.

(d) At the Closing, the Company and Company LLC shall deliver to the Stockholders a certificate signed by an authorized signatory of each of the Company and Company LLC certifying that: (i) the representations and warranties of Company LLC set forth in Section 2.2(c) (Ownership) are true and correct in all respects both at and as of the date of this Agreement and as of the Closing as though made as of the Closing, (ii) the representations and warranties of the Company set forth in Section 2.3(c) (Ownership) are true and correct in all respects both at and as of the date of this Agreement and as of immediately prior to the Closing as though made as of immediately prior to the Closing, (iii) each of the Company and Company LLC has complied with, in all material respects, all covenants required by this Agreement to be performed or complied with by it prior to the Closing, (iv) each of the Company and Company LLC acknowledge and agree that, substantially concurrently with the Closing (and in the sequence set forth in Section 1.2) and without any further action by any Person (but assuming the consummation of the TRA Payment), the Closing Provisions of the Fourth A&R Company LLC Operating Agreement shall become effective, the Purchase shall occur in accordance with the terms of the Purchase Agreement and the Redemption shall occur in accordance with the terms of the Redemption Agreement and (v) the Merger is substantially concurrently being consummated in accordance with the terms of the Merger Agreement.

(e) The delivery of the certificate contemplated by clause (b) of this Section 3.19 is, pursuant to Section 7.2(h) of the Merger Agreement, a condition to the obligation of Parent, Acquiror and Merger Sub to effect the Merger. For the avoidance of doubt, the delivery of the certificates contemplated by clauses (a), (c) and (d) of this Section 3.19 is not a condition to the Closing or the consummation of the TRA Payment, the Recapitalization or the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement; provided however, that the failure by any of the Acquiror Parties, the Company, Company LLC or any Stockholder to deliver such certificates shall not relieve such Party from any liability or obligation resulting from such failure and such other Parties shall be entitled to pursue all rights and remedies available at law or in equity against such Party in connection with such failure.

Section 3.20 Redemption Statement. No later than five (5) Business Days prior to the Closing Date, Company LLC shall prepare, or cause to be prepared, in good faith and deliver to the Acquiror Parties and the Stockholders a statement (the “Redemption Statement”) setting forth in reasonable detail (a) the aggregate number of issued and outstanding Common Units held by each of the Stockholders and the Company as of (1) the date of such delivery, (2) immediately prior to the Closing and after giving effect to the consummation of the Merger and the transactions contemplated by Section 3.3 of the Merger Agreement and Section 1.1(c) of Amendment No. 1 to the Third A&R Company LLC Operating Agreement and (3) immediately following the consummation of the Purchase pursuant to the Purchase Agreement, (b) the number of Common Units to be redeemed by Company LLC from the Company through the Redemption, which shall be an amount equal to the number of issued and outstanding Common Units held by the Company immediately following the Purchase (and immediately prior to the Redemption), minus the number of issued and outstanding Common Units held by the Stockholders (in the aggregate) immediately following the Purchase (the “Redeemed Units”), and (c) the aggregate amount of cash (together with the aggregate principal amount of the Redemption Promissory Note (if required pursuant to the Redemption Agreement)) to be paid (or issued (as applicable)) by Company LLC to the Company for such Redeemed Units, which shall be an amount (in the aggregate) equal to the number of Redeemed Units multiplied by the per-Common Unit price of $14.25. The Acquiror Parties and the Stockholders agree that immediately following the Closing, the Purchase and the Redemption, the Company, on the one hand, and the Stockholders in the aggregate, on the other hand, will each own fifty percent (50%) of the issued and outstanding Common Units. The Acquiror Parties and the Stockholders shall exchange and discuss in good faith their comments on, and any objections to, the calculations and amounts set forth in the Redemption Statement, and each shall provide a copy of such comments and objections to the Company. No later than two (2) Business Days prior to the Closing Date, Acquiror Parties and the Stockholders shall mutually agree in writing to any modifications to the Redemption Statement, which must be consistent with clauses (b) and (c) above, and the Redemption Statement as so modified will be the Redemption Statement for purposes of the Redemption Agreement.

Section 3.21 Company Capitalization. The Company acknowledges and agrees that at the close of business on July 15, 2026: (a) 88,613,213 shares of Class A Common Stock were issued and outstanding; (b) no shares of Class B Common Stock were issued and outstanding; (c) 55,349,000 shares of Class V Common Stock were issued and outstanding; (d) no shares of Company Common Stock were held by the Company or any of its Subsidiaries in its or their treasury; (e) no shares of Preferred Stock were issued and outstanding; (f) 649,930 shares of Class A Common Stock were underlying outstanding and unexercised Company Options; (g) 3,275,946 shares of Class A Common Stock were underlying Company Restricted Stock Units (if applicable, assuming performance is calculated at the maximum level of performance); (h) 861,655 shares of Class A Common Stock were reserved for future issuance under the Company ESPP; (i) 2,009,189 shares of Class A Common Stock were otherwise reserved for issuance pursuant to the Company Stock Plan; and (j) 55,349,000 shares of Class A Common Stock were reserved for future issuance upon the exchanges of Common Units pursuant to the Company Organizational Documents and the Company LLC Organizational Documents (other than the Closing Provisions of the Fourth A&R Company LLC Operating Agreement). Prior the Closing, without the prior written consent of Parent and the Stockholders (which such consent each of Parent and the Stockholders are entitled to provide or withhold in their respective sole discretions), the Company shall not the issue, sell, grant any right to acquire or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock, except (A) pursuant to the settlement or exercise of Company Options or Company Restricted Stock Units in accordance with their terms as in effect on the date of this Agreement, (B) pursuant to any purchases of shares of Class A Common Stock pursuant to the Company ESPP in accordance with Section 3.3(d) of the Merger Agreement, (C) as required to comply with any Company Benefit Plan or other written agreement as in effect on the date of this Agreement or (D) issuances of a corresponding number of Common Units to the Company as the number of shares of Class A Common Stock issued in accordance with this second sentence of this Section 3.21, as required by Section 4.3 of the Company Certificate and Section 4.6 of the Amended Company LLC Operating Agreement.

Section 3.22 W-9s. At or prior to the Closing, (a) each of the Stockholders shall deliver to the Company and Acquiror a properly completed and executed IRS Form W-9 and (b) the Company shall deliver to the Stockholders and Acquiror a properly completed and executed IRS Form W-9.

ARTICLE 4

TERMINATION

Section 4.1 Termination. This Agreement shall terminate upon the earliest to occur of (a) the termination of the Merger Agreement in accordance with the terms thereof, (b) the mutual written consent of the Parties and (c) immediately following both the Closing and the consummation of the transactions set forth in Section 1.2 of this Agreement, including the Merger, the TRA Payment, the Recapitalization and the effectiveness of the Closing Provisions of the Fourth A&R Company LLC Operating Agreement (except, with respect to this clause (c), for covenants and agreements which provide for performance after the Closing or otherwise by their terms survive the Closing, including Section 3.5, Section 3.13 and Section 3.14).

Section 4.2 Effect of Termination. In the event of termination of this Agreement pursuant to this Article 4, this Agreement shall forthwith become null and void and have no effect (except for, in the case of termination of this Agreement pursuant to Section 4.1(c), covenants and agreements which provide for performance after the Closing or otherwise by their terms survive the Closing, including Section 3.5, Section 3.13 and Section 3.14), without any liability on the part of any Party; provided, however, that no such termination shall relieve any Party for any liability or obligation (i) that such Party has under any other Transaction Agreement to which such Party is a party in accordance with such Transaction Agreement; or (ii) for Fraud (as defined below) or any Willful Breach of any provision of this Agreement by such Party occurring prior to termination (in which case, the aggrieved Party shall be entitled to all rights and remedies available at law or in equity), including, in the case of a termination of this Agreement pursuant to Section 4.1(a) where the Company is an aggrieved Party, in addition to any other remedies of the Company available at law or in equity, the right of the Company to pursue a payment from such Party in an amount representing, or based on the loss of, the premium the holders of shares of Class A Common Stock would be entitled to receive pursuant to the terms of the Merger Agreement; provided, further, that in no event shall the aggregate monetary damages required to be paid to the Company by the Stockholders pursuant to this clause (ii) (and subject to the next succeeding proviso) exceed $50,000,000; provided, further, that the Company will only be permitted to recover damages based on the loss of premium against the Stockholders pursuant to this clause (ii) if the Fraud or Willful Breach of any provision of this Agreement by the Stockholders resulted in a condition to the Closing in the Merger Agreement not being satisfied. “Fraud” means, with respect to any Party, actual and intentional fraud under Delaware law with respect to the making of the representations and warranties of such Party expressly set forth herein (as qualified by such Party’s disclosure letter delivered in connection with this Agreement), and shall exclude constructive fraud, negligent misrepresentation, equitable fraud, promissory fraud, unfair dealing fraud, fraud premised on constructive knowledge or negligence.

ARTICLE 5

MISCELLANEOUS

Section 5.1 No Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for covenants and agreements which provide for performance after the Closing or otherwise by their terms survive the Closing.

Section 5.2 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring or required to incur such expenses. The Stockholders agree and acknowledge that in no event shall the Acquiror Parties, their Affiliates, and following Closing, the Company, Company LLC and their Subsidiaries, be responsible or liable for any fees and expenses of any attorneys, accountants, bankers, consultants and other advisors which are incurred by or on behalf of the Stockholders or the Family Stockholders in connection with any of the Transaction Agreements or any of the transactions contemplated thereby. The Acquiror Parties agree and acknowledge that in no event shall the Stockholders, Company LLC or its Subsidiaries following the Closing be responsible or liable for any fees or expenses of any attorneys, accountants, bankers, consultants and other advisors which are incurred by or on behalf of the Company or the Special Committee in connection with any of the Transaction Agreements or any of the transactions contemplated thereby.

Section 5.3 Counterparts; Effectiveness. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered (by telecopy, electronic delivery, DocuSign, .pdf or otherwise) to the other Parties. Signatures to this Agreement transmitted by electronic mail in “portable document format” form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.4 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in Contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. Each of the Parties agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 5.5 Jurisdiction; Specific Enforcement.

(a) Each of the Parties (i) consents to submit itself to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, solely if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware (the “Chosen Courts”), with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Court, and (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, in any court other than any such Chosen Court. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Legal Proceeding arising out of this Agreement or the transactions contemplated hereby in the Chosen Courts, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such Chosen Court that any such Legal Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Each of the Parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.7 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby. EACH OF PARENT AND ACQUIROR HEREBY IRREVOCABLY DESIGNATES REGISTERED AGENT SOLUTIONS, INC. (IN SUCH CAPACITY (OR ANY PERSON THAT PARENT APPOINTS AS PROCESS AGENT PURSUANT TO THE NEXT SENTENCE, IN SUCH CAPACITY), THE “PROCESS AGENT”), WITH AN OFFICE AT 838 WALKER ROAD, SUITE 21-2, DOVER, KENT COUNTY, DELAWARE 19904, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION, PROCEEDING OR CLAIM BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 5.7 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN DOVER, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW OR THIS SECTION 5.5(a). EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING APPOINTMENT FOR SERVICE OF PROCESS IS INTENDED TO BE IRREVOCABLE (SUBJECT TO A CHANGE IN AGENT MADE PURSUANT TO THIS SECTION 5.5(a)) UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed, or were threatened to be not performed, in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy that may be available to it, including monetary damages, each of the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including the right of a Party to cause the other Parties to consummate the transactions contemplated by this Agreement and the other Transaction Agreements on the terms and subject to the conditions set forth herein or therein) exclusively in the courts designated in Section 5.5(a) without proof of actual damages, and all such rights and remedies at law or in equity shall be cumulative. Nothing contained in this Section 5.5(b) shall be deemed to be an election of remedies. The Parties further agree that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5; and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any other Party and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the terms, provisions, covenants and obligations of this Agreement. Each Party further agrees not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. The Parties acknowledge and agree that the right of specific performance or injunctive relief contemplated by this Section 5.5 is an integral part of the transactions contemplated by this Agreement and the other Transaction Agreements, including the Merger, the TRA Payment and the Recapitalization, and without that right, none of the Company, Parent, Acquiror or the Stockholders would have entered into this Agreement or any of the Transaction Agreements.

Section 5.6 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 5.7 Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the Party to be notified; (b) when sent if sent by email to the Party to be notified (with notice deemed given upon transmission; provided that no “bounceback” or notice of non-delivery is received); or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the Party to be notified at the following address:

if to the Company or Company LLC (prior to the Closing)::

Utz Brands, Inc.

900 High Street

Hanover, PA 17331

Attention:  Howard Friedman, Chief Executive Officer;

 Theresa Shea, Executive Vice President, Chief Legal

 Officer and Corporate Secretary

Email:    [***]

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention:   Scott R. Williams

     Anika Hermann Bargfrede

Email:    swilliams@sidley.com

     abargfrede@sidley.com

if to Parent or Acquiror (or, following the Closing, the Company or Company LLC):

c/o Intersnack Group GmbH & Co. KG

Intersnack Group GmbH & Co. KG

Klaus-Bungert-Str. 8a Süd

D - 40468 Düsseldorf

Attention:  Group Legal Director

Email:    [***]

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

(212) 735-3000

Attention:  Neil Stronski

      June Dipchand

      Marissa Spalding

Email:    Neil.Stronski@skadden.com

      June.Dipchand@skadden.com

      Marissa.Spalding@skadden.com

if to either Stockholder:

c/o Sageworth

1861 Santa Barbara Drive

Lancaster, PA 17601

Attention:  Dylan Lissette

      Tim Brown

Email:    [***]

with a copy (which shall not constitute notice) to:

Cozen O’Connor LLP

One Liberty Place

1650 Market Street Suite 2800

Philadelphia, PA 19103

Attention:  Larry P. Laubach

      Seth Popick

      Eileen Salimbene

Email:     LLaubach@cozen.com

      spopick@cozen.com

      esalimbene@cozen.com

or to such other address as any Party shall specify by written notice so given. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or three (3) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 5.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated by any of the Parties without the prior written consent of the other Parties; provided that Acquiror may assign any of its rights hereunder to a wholly-owned direct or indirect Subsidiary of Parent upon prior written notice to the other Parties, but no such assignment shall relieve Acquiror of any of its obligations hereunder, and any assignee must assume all obligations of the assignor under this Agreement in writing. Subject to the first sentence of this Section 5.8, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns. Any purported assignment not permitted under this Section 5.8 shall be null and void.

Section 5.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 5.10 Entire Agreement. This Agreement together with the exhibits hereto, schedules hereto and the other Transaction Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof.

Section 5.11 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Parties.

Acquiror and the Company may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, by mutual written agreement (a) extend the time for the performance of any of the obligations or other acts of any Stockholder hereunder, (b) waive any inaccuracies in the representations and warranties of any Stockholder contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of any Stockholder contained herein. Acquiror and the Stockholders may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, by mutual written agreement (x) extend the time for the performance of any of the obligations or other acts of the Company or Company LLC hereunder, (y) waive any inaccuracies in the representations and warranties of the Company or Company LLC contained herein or in any document delivered pursuant hereto and (z) waive compliance with any of the agreements or conditions of the Company or Company LLC contained herein. The Company and the Stockholders may, to the extent not prohibited by applicable Law and except as otherwise set forth herein, by mutual written agreement (i) extend the time for the performance of any of the obligations or other acts of Acquiror hereunder, (ii) waive any inaccuracies in the representations and warranties of Acquiror contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions of Acquiror contained herein. The foregoing notwithstanding, no failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

(b) Prior to the Closing, if requested in writing (and consented to) by each of Parent, Acquiror and the Stockholders, then the Company and Company LLC will enter into amendments to the Closing Provisions of the Fourth A&R Company LLC Operating Agreement to be effective as of immediately following the TRA Payment; provided that such amendments (i) would not, and would not reasonably be expected to, (A) breach any of the Transaction Agreements or require consent under any of the Debt Financing Documents or (B) prevent, materially delay or materially impair the Closing; or (ii) in the good faith judgment of the Special Committee, adversely affect (A) the fairness to the Company or the Unaffiliated Company Stockholders of, or the advisability of, the Transaction Agreements and the transactions contemplated thereby or (B) the ability of the Special Committee to determine that the Transaction Agreements and the transactions contemplated thereby are in the best interests of the Company and the Unaffiliated Company Stockholders and make the Special Committee Recommendation or the ability of the Company Board of Directors to determine that the Transaction Agreements and the transactions contemplated thereby are in the best interests of the Company and the Unaffiliated Company Stockholders and make the Company Recommendation.

Section 5.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the Parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.13 No Third-Party Beneficiaries.

(a) Each Party agrees that (i) their respective representations, warranties, covenants and agreements set forth herein are solely for the benefit of the other Parties, in accordance with and subject to the terms of this Agreement, and (ii) this Agreement is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. Notwithstanding the foregoing, the Company shall have the right, on behalf of holders of shares of Class A Common Stock (each of whom shall be an express third-party beneficiary of this Agreement solely to the extent required for this sentence to be enforceable) to pursue and enforce the right set forth in Section 4.2 in accordance with and subject to the limitations contained in Section 4.2 to a payment from an Acquiror Party (pursuant to Section 9.13 of the Merger Agreement) or a Stockholder in an amount representing, or based on the loss of, the premium the holders of shares of Class A Common Stock would be entitled to receive pursuant to the Merger Agreement; provided that (x) such holders shall not be entitled to pursue such damages, costs, expenses, liabilities or other relief on their own behalf, and the Company, in its sole and absolute discretion, shall have the sole and exclusive authority to pursue and enforce such rights on behalf of such holders and (y) any amounts received by the Company in connection therewith may be retained by the Company, as contemplated by the DGCL.

(b) Notwithstanding anything in this Agreement or any of the other Transaction Agreements to the contrary, the Parties agree that neither the Company nor Company LLC is making any representations or warranties with respect to the Fourth A&R Company LLC Operating Agreement under Section 2.2(b)(i)(i), Section 2.2(b)(i)(ii), Section 2.3(b)(i)(i) or Section 2.3(b)(i)(ii) of this Agreement.

Section 5.14 Interpretation. For the purposes of this Agreement, (a) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires; (d) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (e) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”; (f) unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive; (g) the word “since” when used in this Agreement in reference to a date shall be deemed to be inclusive of such date; (h) references to “written” or “in writing” include in electronic form; (i) the phrase “has had” shall refer only to the period covered by such representation; (j) a reference to any person includes such person’s successors and permitted assigns; (k) references to “$” shall mean U.S. dollars; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded; if the day at the end of the period is not a Business Day, then such period shall end on the close of the next immediately following Business Day; (n) references in this Agreement to specific Laws or to specific provisions of Laws shall include all rules and regulations promulgated thereunder, and any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, unless otherwise provided; and (o) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Each of the Parties has participated in the negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any of the provisions of this Agreement. This Agreement has been prepared in the English language only. Where a German term has been inserted with respect to a certain English term, such German term shall be authoritative for the interpretation throughout this Agreement.

Section 5.15 Certain Special Committee Matters. Prior to the Closing, any (a) waiver, consent or approval by the Company or Company LLC under this Agreement shall only be effective if it was approved by the Special Committee and (b) any enforcement or any defense of any enforcement of any rights under this Agreement by the Company or Company LLC will be controlled by the Special Committee. For the avoidance of doubt, prior to the Closing this Agreement shall not be amended or modified without the prior written consent of the Special Committee (in addition to the approvals of the Parties required pursuant to Section 5.11).

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the Parties have entered into this Implementation Agreement as of the date first set forth above.

UTZ BRANDS, INC.

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

UTZ BRANDS HOLDINGS, LLC

By:	/s/ Howard Friedman
Name: Howard Friedman
Title: Chief Executive Officer

[Signature Page to Implementation Agreement]

INTERSNACK GROUP GMBH & CO. KG

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Executive Chairman

By:	/s/ Henrik Bauwens
Name: Henrik Bauwens
Title: Managing Director

IDAHO USA, INC.

By:	/s/ Johan van Winkel
Name: Johan van Winkel
Title: Chief Executive Officer

By:	/s/ Henrik Bauwens
Name: Henrik Bauwens
Title: Chief Financial Officer and Secretary

[Signature Page to Implementation Agreement]

SERIES U OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

SERIES R OF UM PARTNERS, LLC

By:	/s/ Dylan B. Lissette
Name: Dylan B. Lissette
Title: President and Chief Executive Officer

[Signature Page to Implementation Agreement]

SCHEDULE A

Ownership

Stockholder	Common Units
Series U of UM Partners, LLC	47,046,650
Series R of UM Partners, LLC	8,302,350
Utz Brands, Inc.	88,613,213

SCHEDULE B

Additional Agreements

[Omitted]